CERTIFICATE OF AMENDMENT

OF CHARTER OF

PRESIDENTIAL LIFE INSURANCE COMPANY

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

AND SECTION 1206 OF THE INSURANCE LAW

OF THE STATE OF NEW YORK

We, the undersigned, Guy Hudson Smith, III and John L. Golden, being the President and Secretary, respectively, of Presidential Life Insurance Company, do hereby certify as follows:

1. The name of the corporation is "Presidential Life Insurance Company" (the "Corporation").

2. The Declaration of Intention and Charter under which the Corporation was formed was filed in the Office of the Superintendent of the Insurance Department of the State of New York on March 19, 1965.

3. The Charter of the Corporation, as approved by the Insurance Department of the State of New York on March 19, 1965, with amendments to date, is hereby amended pursuant to Section 801(b) of the Business Corporation Law of the State of New York and Section 1206(a) of the Insurance Law of the State of New York to change the name of the Corporation.

4. To accomplish the foregoing amendment, Section 1 is hereby amended in its entirety to read as follows:

> Section 1. The name of this corporation shall be ATHENE ANNUITY & LIFE ASSURANCE COMPANY OF NEW YORK.

5. This Certificate of Amendment was duly authorized by the Board of Directors of the Corporation, in a regular meeting held on June 6, 2013, pursuant to Section 708 of the Business Corporation Law of the State of New York and written consent of the sole shareholder of the Corporation, dated June 6, 2013, pursuant to Section 615 of the Business Corporation Law of the State of New York.

6. This Certificate of Amendment shall become effective on October 1, 2013.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment under penalty of perjury this 27th day of August, 2013.

/s/ Guy Hudson Smith, III
Guy Hudson Smith, III
President

/s/ John L. Golden
John L. Golden
Secretary